Exhibit 10.1
PIER 1
BENEFIT RESTORATION PLAN I
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

PIER 1
BENEFIT RESTORATION PLAN I
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005
     The Pier 1 Benefit Restoration Plan was established effective as of April 1, 1990, by the Company. The purpose of the Pier 1 Benefit Restoration Plan is to permit select members of management and highly compensated employees of the Company to defer current compensation. In addition, the Company desires and intends by the adoption and maintenance of this Benefit Restoration Plan to recognize the value to the Company of the past and present services of employees covered by the Benefit Restoration Plan and to encourage and assure their continued service to the Company by making more adequate provision for their future retirement security. The Pier 1 Benefit Restoration Plan was previously amended and restated effective as of December 20, 1991 and was again amended and restated effective as of July 1, 1995. Subsequent to July 1, 1995 the Pier 1 Benefit Restoration Plan was amended six (6) times. Effective as of January 1, 2005, the portion of the Pier 1 Benefit Restoration Plan which will not be subject to certain new deferred compensation laws is being separated from the portion which will be subject to such laws, is hereby renamed the Pier 1 Benefit Restoration Plan I and is hereby amended and restated as hereinafter set forth in this instrument.

i

PIER 1
BENEFIT RESTORATION PLAN I

ii

ARTICLE I
TITLE AND EFFECTIVE DATE
     Section 1.01 Title. This Plan shall be known as the Pier 1 Benefit Restoration Plan I (hereinafter referred to as the “Plan”).
     Section 1.02 Effective Date. The original effective date of this Plan was April 1, 1990. The effective date of this restatement is January 1, 2005.
     Section 1.03 Purpose of Restatement. The purpose of this January 1, 2005 restatement is to preserve separately under the Plan benefits which are not required to comply with the requirements of Sections 409A(2), (3) and (4) of the Code. The Plan is to be construed and interpreted in accordance with such purpose.
ARTICLE II
DEFINITIONS AND CONSTRUCTION OF THE PLAN DOCUMENT
     As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:
     Section 2.01 Beneficiary. “Beneficiary” shall mean the person or persons designated by a Participant as being entitled to receive any benefits under this Plan.
     Section 2.02 Board of Directors. The term “Board of Directors” shall mean the Board of Directors of Pier 1 Imports, Inc.
     Section 2.03 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Section 2.04 Committee. “Committee” means the Compensation Committee of the Board of Directors of Pier 1 Imports, Inc. or such other committee as may be designated by such board. The Committee shall be the plan administrator for purposes of ERISA and shall manage and administer the Plan in accordance with this document, except for the administrative functions required to be performed by the Company as set forth in this document.
     Section 2.05 Company. “Company” shall mean and include the “Employer” and/or “Adopting Employers”, as such terms are defined in the Pier 1 Associates’ 401(k) Plan.
     Section 2.06 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     Section 2.07 “401 (k) Plan” shall mean the Pier 1 Associates 401 (k) Plan, as it shall be amended from time to time.
     Section 2.08 Participant. “Participant” means an Executive who was a Participant in the Plan as of December 31, 2004 and who continues to have a balance in his or her Restoration Account.
     Section 2.09 Plan. “Plan” means this Pier 1 Benefit Restoration Plan I, described in this instrument, as amended from time to time.
     Section 2.10 Plan Year. The “Plan Year” is the calendar year.
     Section 2.11 Plan Quarter. A “Plan Quarter” is one fourth (i.e. three (3) months) of a Plan Year.
PAGE 1 OF THE BENEFIT RESTORATION PLAN I
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

     Section 2.12 Restoration Account. “Restoration Account” is the account described in Article V as a bookkeeping record for each Participant of this Plan and may, at the discretion of the Company, include one or more sub-accounts to reflect the amounts credited to a Participant under the various terms of this Plan. As of January 1, 2005, a Participant’s Restoration Account under the Plan shall be credited with the dollar amount equal to the portion of his Restoration Account under the Plan as in effect as of December 31, 2004 which does not constitute amounts deferred after December 31, 2004 for purposes of Section 409A of the Code.
ARTICLE III
FROZEN PARTICIPATION
     Participation in the Plan shall be limited to those individuals who were Participants in the Plan as of December 31, 2004. From and after December 31, 2004, no further individuals shall be entitled to participate in the Plan.
ARTICLE IV
DEFERRALS OF COMPENSATION DISCONTINUED
     From and after December 31, 2004, Participants shall not be entitled to defer compensation under the Plan and no further Company matching contribution credits shall be made under the Plan.
ARTICLE V
RESTORATION ACCOUNT
     Section 5.01 Restoration Account. Each Participant’s Restoration Account shall as of January 1, 2005 be credited with the dollar amount equal to the portion of his Restoration Account as of December 31, 2004 which does not constitute amounts deferred after December 31, 2004 for purposes of Section 409A of the Code.
     Section 5.02 Interest. Each Participant’s Restoration Account balance shall be credited at least quarterly with an amount of interest at an annual rate equal to Moody’s Corporate Bond Index, or comparable index if Moody’s Corporate Bond Index is no longer available, plus 1% where the Index is averaged on a daily basis for a period determined by the Company from time to time.
ARTICLE VI
DISTRIBUTION
     Section 6.01 Distributions. If a Participant has not elected installment payments pursuant to and in accordance with Section 6.03, then (i) upon the termination of a Participant’s employment with the Company for any reason the Participant shall deliver to the Company’s Benefits Department an account distribution form for the Participant’s Restoration Account, and (ii) the Participant’s Restoration Account balance shall be valued and paid to him in accordance with Section 6.03.
     Prior to termination of his employment with the Company, a Participant may at any time elect a “cash-out” distribution of a dollar amount equal to ninety percent (90%) of the total value (determined as of the last day of the Plan Quarter immediately preceding the Participant’s “cash-out” distribution request) of such Participant’s Restoration Account. Any and all remaining amounts in such Participant’s Restoration Account as of the date the “cash-out” distribution is effected shall be forfeited as of such date, notwithstanding Section 6.02 of the Plan. A Participant’s “cash-out” distribution shall be made as soon as administratively practical after the Participant has submitted a request in writing to the Company that such distribution be made. The participation under the Pier 1 Benefit Restoration Plan II of a Participant who elects a “cash-out” distribution of his Restoration Account under this Plan pursuant to this Section 6.01 shall be suspended for a period of twelve (12)
PAGE 2 OF THE BENEFIT RESTORATION PLAN I
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

months. Such suspension shall commence as of the January 1 immediately following the date such “cash-out” distribution is elected, unless guidance from the Internal Revenue Service (“IRS”) provides that such suspension may commence as of the date such “cash-out” distribution is elected without resulting in an adverse tax effect pursuant to Section 409A of the Code. If such suspension commences as of the date such “cash-out” distribution is elected, then such suspension period shall not expire until the first January 1, April 1, July 1 or October 1 following the expiration of twelve (12) full calendar months from the date that such “cash-out” distribution was paid to such Participant. Such Participant’s Pier 1 Benefit Restoration Plan II participation shall be automatically resumed based upon his participation elections that were in effect as of the date of his “cash-out” distribution from this Plan unless he has elected new Pier 1 Benefit Restoration Plan II participation elections on or before the December 31 immediately preceding the date such automatic participation resumption would occur in accordance with the general participation election rules of the Pier 1 Benefit Restoration Plan II. The “cash-out” distribution provisions of this paragraph including the provisions regarding penalties associated with such a distribution are to be interpreted and applied so as to preserve the status of the amounts deferred under this Plan as amounts which do not constitute amounts deferred after December 31, 2004 for purposes of Section 409A of the Code.
     Section 6.02 Nonforfeitable Right to Restoration Account. The Participant shall have a one hundred percent (100%) nonforfeitable and vested right to the value of his Restoration Account under the Plan.
     Section 6.03 Time and Form of Distributions. Unless a Participant has elected an installment form of payment and such election satisfies the conditions and provisions of this Section 6.03, the distribution of a Participant’s Restoration Account shall be made in cash only in the form of a single lump sum payment equaling the value (determined as of the date of such Participant’s termination of employment with the Company) of the Participant’s Restoration Account plus interest accrued on such amount through the date of distribution. A Participant’s lump sum distribution payment will be made approximately ninety (90) days from the end of the Plan Quarter in which the Participant’s employment with the Company is terminated regardless of whether an account distribution form is received from the Participant.
     The distribution of a Participant’s Restoration Account may be made to such Participant in the form of annual installments over a period of five (5) years provided that:
(1)	Such Participant has attained the age of fifty-five (55) as of the date of his termination of employment with the Company for any reason;

(2)	Such Participant is fully vested in his Restoration Account under this Plan and under the Pier 1 Benefit Restoration Plan II as of the date of his termination of employment with the Company for any reason; and

(3)	Such Participant makes a non-revocable election in writing on a form prescribed by the Company and filed with the Benefits Department of the Company to receive payment of his Restoration Account in the form of installment payments and such election is made at least three hundred sixty-five (365) days prior to the date that such Participant’s employment with the Company is terminated for any reason.
     Provided that the above conditions are satisfied, the Participant’s Restoration Account will be valued as of the date of such Participant’s termination of employment with the Company. The Restoration Account as valued shall be distributed in five (5) equal annual installments to the Participant. The first annual installment will be made approximately ninety (90) days from the end of the Plan Quarter in which the Participant’s employment with the Company is terminated. Each subsequent annual installment payment will be made approximately ninety (90) days following December 31st of each year beginning with the year of the initial distribution. The undistributed balance of a Participant’s Restoration Account shall be credited with interest in accordance with Section 5.02 on the same basis and in the same manner as interest is credited on the Restoration
PAGE 3 OF THE BENEFIT RESTORATION PLAN I
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

Accounts of Participants who are active employees of the Company, and each annual installment shall include the interest accrued on the undistributed balance through the date of distribution of such payment.
     Section 6.04 Loans. No loans to Participants of amounts in a Participant’s Restoration Account shall be permitted.
ARTICLE VII
BENEFICIARY
     Section 7.01 Beneficiaries. If a Participant is participating in the 401(k) Plan, except as otherwise provided below, at any relevant time for purposes of this Plan a Participant’s Beneficiaries (and their respective shares and priorities) shall be those Beneficiaries (and their respective shares and priorities) then currently designated pursuant to the 401(k) Plan or specially designated by the Participant pursuant to the 401(k) Plan, as the case may be. To the extent that a Participant is not participating in the 401(k) Plan, and except as otherwise provided below, a Participant may designate a Beneficiary or Beneficiaries pursuant to a beneficiary designation form. A beneficiary election form will be provided to a Participant who is not participating in the 401(k) Plan upon written request by the Participant to the Company. If a Participant fails to have a beneficiary pursuant to the 401(k) Plan or fails to deliver to the Company a beneficiary election form for this Plan, the Company shall have the right to distribute the vested portion of such Participant’s Restoration Account to the respective estate of such Participant.
     Section 7.02 Proper Beneficiary. If the Company is in doubt as to the proper Beneficiary to receive payments hereunder, the Company shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Company, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.
     Section 7.03 Minor or Incompetent Beneficiary. In making any payments to or for the benefit of any minor or an incompetent Participant or Beneficiary, the Company, in its sole and absolute discretion may make a distribution to a legal or natural guardian of a minor or a court appointed guardian or representative of such incompetent. The receipt by a guardian or a court appointed guardian or representative shall be a complete discharge to the Company and Committee. Neither the Committee nor the Company shall have any responsibility to see to the proper application of any payments so made.
ARTICLE VIII
ADMINISTRATION OF THE PLAN
     Section 8.01 Majority Vote. All resolutions or other actions taken by the Committee shall be made or taken according to the procedures in effect for resolutions or actions by the Plan Administrator of the 401(k) Plan.
     Section 8.02 Finality of Determination. Subject to the Plan, the Company shall, from time to time, establish forms and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.
     Section 8.03 Certificates and Reports. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.
PAGE 4 OF THE BENEFIT RESTORATION PLAN I
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

     Section 8.04 Indemnification and Exculpation. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his membership and service on the Committee. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member of the Committee may be entitled as a matter of law.
     Section 8.05 Expenses. The expenses of administering the Plan shall be borne by the Company.
     Section 8.06 Cash-Out of Non-qualifying Participants. Notwithstanding anything in this Plan or any compensation deferral agreement to the contrary, the Company may remove from participation in the Plan any Participant whose participation, according to any regulation (whether proposed, temporary, or final), ruling, court case or administrative interpretation, causes or may cause the Plan, in the sole discretion of the Company, to fail to qualify as a plan described in Section 201(2) of ERISA or any successor statutory provision. Participants so removed may, notwithstanding the Plan or any compensation deferral agreement, be distributed immediately in one lump sum the balance of their Restoration Accounts, but only if failure to effect such cash out distribution would, according to any regulation (whether proposed, temporary, or final), ruling, court case or administrative interpretation causes or may cause the Plan, in the sole discretion of the Company, to fail to qualify as a plan described in Section 201(2) of ERISA or any successor statutory provision.
ARTICLE IX
CLAIMS PROCEDURE
     Section 9.01 Written Claim. Retirement benefits and the value of a Participant’s Restoration Account shall be paid in accordance with the provisions of this Plan. The Participant, or a designated Beneficiary or any other person claiming through the Participant shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Company.
     Section 9.02 Denied Claim. If the claim is denied, in full or in part, the Company shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.
     Section 9.03 Review Procedure. If the claim is denied and review is desired, the Participant (or Beneficiary) shall notify the Committee in writing within sixty (60) days after receipt of the written notice of denial (a claim shall be deemed denied if the Committee does not take any action within the aforesaid ninety (90) day period). In requesting a review, the Participant or his Beneficiary may request a review of the Plan or other pertinent documents, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held before the Committee, but the decision to hold a hearing shall be within the sole discretion of the Committee.
     Section 9.04 Committee Review. The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if a hearing is not held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision including reference to specific provisions of this Plan on which the decision is based.
PAGE 5 OF THE BENEFIT RESTORATION PLAN I
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

ARTICLE X
NATURE OF COMPANY’S OBLIGATION
     Section 10.01 Company’s Payment Obligation. The Company’s obligations under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan.
     Section 10.02 Creditor Status. Any assets which the Company may acquire or set aside to help cover its financial liabilities are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives the Participant any beneficial ownership interest in any asset of the Company. All rights of ownership in any such assets are and remain in the Company and Participants and their beneficiaries shall have only the rights of general creditors of the Company.
     Section 10.03 No Promise of Employment. Neither this Plan nor any agreement or writing executed pursuant hereto shall be construed to promise or guarantee future employment of any person.
     Section 10.04 No Guarantee of Tax Deferral. Neither this Plan nor any agreement or writing executed pursuant hereto, shall be construed as a representation or assurance that any amounts in a Participant’s Restoration Account shall not be subject to taxation until such amounts are paid or distributed to such Participant or any of his Beneficiaries.
ARTICLE XI
MISCELLANEOUS
     Section 11.01 Written Notice. Any notice which shall be or may be given under the Plan or any agreement or writing executed pursuant hereto, shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Company, Attn: Pier 1 Benefit Restoration Plan, at the address of the Company’s principal offices. If notice is to be given to the Committee, such notice shall be addressed to the Committee of the Pier 1 Benefit Restoration Plan, at the address of the Company’s principal offices. If notice is to be given to a Participant, such notice shall be addressed to the address shown for such Participant in the Company’s records.
     Section 11.02 Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.
     Section 11.03 Merger, Consolidation or Acquisition. The Plan shall be binding upon the Company, its assigns, and any successor Company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon a Participant, his Beneficiary, assigns, heirs, executors and administrators.
     Section 11.04 Amendment and Termination. The Company retains the sole and unilateral right to terminate, amend, modify, or supplement this Plan, in whole or in part, at any time. This right includes the right to make retroactive amendments. However, no Company action under this right shall reduce the amount of the Restoration Account of any Participant or his Beneficiary.
     Section 11.05 Nontransferability. Except insofar as prohibited by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Company. Neither the Participant, his spouse, or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify, or otherwise encumber in advance of any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments,
PAGE 6 OF THE BENEFIT RESTORATION PLAN I
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

alimony maintenance, owed by the Participant or his Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.
     Section 11.06 Legal Fees. All reasonable legal fees incurred by any Participant (or former Participant) or Beneficiary to successfully enforce his valid rights under this Plan shall be paid by the Company in addition to sums due under this Plan.
     Section 11.07 Withholding for Taxes. The Company shall be entitled to withhold from payments due under the Plan or from other payments of compensation to a Participant any and all taxes of any nature required by any government to be withheld from compensation paid to employees.
     Section 11.08 Acceleration of Payment. The Company reserves the right to accelerate the payment of any benefits payable under this Plan at any time without the consent of the Participant, his estate, his Beneficiary or any other person claiming through the Participant.
     Section 11.09 Domestic Relations Orders. All or any portion of a Participant’s Plan benefit will be paid to an individual other than such Participant pursuant to and in accordance with the provisions of a domestic relations order but only if such domestic relations order satisfies all of the requirements to be a “qualified domestic relations order” within the meaning of Section 414(p) of the Code and only if the timing of payment or payments under the order comply with the distribution timing requirements of Section 409A of the Code.
     Section 11.10 Gender and Number. Wherever the context so requires, masculine pronouns include the feminine and singular words shall include the plural.
     Section 11.11 Applicable Law. This Plan shall be governed by the laws of the State of Texas.
     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer effective as of January 1, 2005.

Pier 1 Imports, Inc. for itself and on behalf of the Company
Date: October 9, 2006	By:	/s/ Gregory S. Humenesky
Title: Executive Vice President, Human Resources

PAGE 7 OF THE BENEFIT RESTORATION PLAN I
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005